EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

STATEMENT REGARDING THE UNITED STATES FOOD AND DRUG ADMINISTRATION DRUG SAFETY AND RISK MANAGEMENT ADVISORY COMMITTEE MEETING

Basingstoke, UK and Philadelphia, US – February 10, 2006

As the leader in ADHD treatment, Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), is supportive of the goals of yesterday’s meeting of the US FDA Drug Safety and Risk Management Advisory Committee. However, we feel it is important to put several of the issues into perspective.

The overall purpose of the meeting was to review the cardiovascular safety issues associated with medicines used to treat attention deficit hyperactivity disorder (ADHD). Data regarding the reported incidence rates of serious cardiovascular adverse events - both in patients taking ADHD medicines and those not taking ADHD medicines - were reviewed. Importantly, the reported incidence rates were similar in both groups.

While recognizing that the reported incidence rates of the rare serious cardiovascular adverse events that were discussed are generally within the rates that would be expected from the untreated general population, the Advisory Committee nevertheless, in an 8-7 vote, recommended to the FDA that it include risk information about cardiovascular events in a "black box warning" for all stimulant medicines used to treat ADHD. While we fully support full disclosure and adequate warning, Shire believes that the interests of physicians and patients would be better served by further study to determine whether there is, in fact, a relationship between these medicines and cardiovascular events. Obtaining this information is crucial prior to taking what would be an unprecedented action to include something in a black box that is not been supported by sufficient data.

Of note is the fact that our Adderall XR and Adderall already include a "black box warning" in their labels for safety concerns related to amphetamine abuse or misuse. The label also warns of the risk of sudden death in patients with structural cardiac abnormalities. We stand behind this labelling and believe that further action is unwarranted.

Most importantly, the benefits of treatment should not be overlooked. As several participants pointed out, ADHD is a serious condition and if left untreated the disorder can result in serious consequences. Stimulant medicines such as amphetamines and methylphenidate are highly effective in treating patients with ADHD and have been used for

Registered in England 2883758 Registered Office as above

over 50 years. We have confidence in Shire's ADHD medicines – they have been prescribed over 50 million times and more than 1 million patients have taken Adderall XR since its introduction in 2001.

Shire looks forward to working with the FDA to examine ways to ensure that physicians and patients have all of the necessary information needed before deciding whether to prescribe or take Adderall XR and Adderall.

IMPORTANT SAFETY INFORMATION

About ADHD

ADHD is a neurological brain disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than typically observed in individuals at a comparable age and maturity level. Because everyone shows signs of these behaviors at times, the behaviors must appear early in life (before age 7 years) and continue for at least six months, according to the ADHD diagnosis criteria as defined in the American Psychiatric Association’s Diagnostic and Statistical Manual of Mental Disorders, Fourth Edition, Text Revision (DSM-IV-TRÒ). Up to 65 percent of children with ADHD may still exhibit symptoms into adulthood. In fact, approximately eight million American adults currently struggle with the inattention, impulsivity and hyperactivity symptoms of ADHD.

Without an effective treatment program, the symptoms of ADHD may lead to potentially serious consequences. A survey has shown that when compared to adults without ADHD symptoms, adults with untreated ADHD were more than twice as likely to have been arrested, 47 percent more likely to have received more than one speeding ticket in the last year, twice as likely to have been divorced and twice as likely to have held six or more jobs in the past decade. Further, evidence suggests that many adults with untreated ADHD may be at risk for other problems, including poor performance in the workplace and poor self-image.

Although there is no cure for ADHD, physicians and advocates are finding ways to help people with the condition learn to adapt to their school, home, social and work settings. ADHD usually can be successfully managed with behavioral therapy, structured coping techniques and medication. Psychostimulant medications are thought to stimulate areas of the brain that control attention, impulses, and self-regulation of behavior, remain among the most successful treatments for people with ADHD. Up to 70 percent of children with ADHD respond positively to psychostimulants. Medication should be considered part of an overall multi-modal treatment plan for ADHD.

For further information on ADHD please visit www.adhdsupport.com, www.CHADD.org or www.NMHA.org.

About ADDERALL XR

ADDERALL XR was generally well tolerated in clinical studies. The most common side effects in studies included: children - decreased appetite, difficulty falling asleep, stomachache, and emotional lability; adolescents - loss of appetite, difficulty falling asleep, stomachache, and weight loss; adults - dry mouth, loss of appetite, difficulty falling asleep, headache, and weight loss.

Adderall XR may not be right for everyone. Patients should speak with their doctor if they have a history of high blood pressure or any heart conditions, glaucoma, thyroid problems, emotional instability, mental illness, or a known allergy to this type of medication. Abuse of amphetamines may lead to dependence. Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events. These events have also been reported rarely with amphetamine use.

If you are currently taking or have recently taken a type of antidepressant called a MAO inhibitor or have a pre-existing structural heart abnormality, you should not take Adderall XR. There is a potential for worsening of motion or verbal tics and Tourette's syndrome. A patient should report any new psychological symptoms to his or her physician.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+ 44 1256 894 160
	Brian Piper (North America)	+ 1 484 595 8252
Media	Jessica Mann (Rest of the World)	+ 44 1256 894 280
	Matthew Cabrey (North America)	+ 1 484 595 8248

Notes to editors
SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results. Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to; risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of DAYTRANATM (MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCETM (SPD476) (ulcerative colitis), ELAPRASETM (idursulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire Pharmaceuticals Group plc's Annual Report on Form 10-K for the year ended December 31, 2004.